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                    Report of Independent Public Accountants



To the Board of Directors and Stockholders of Amedisys, Inc. and Subsidiaries:

We have reviewed the accompanying consolidated balance sheet of Amedisys, Inc. (a Delaware Corporation) and Subsidiaries (the Company) as of June 30, 2001 and 2000, and the related consolidated statements of operations for the three-month and six-month periods ended June 30, 2001 and 2000 and the consolidated statement of cash flows for the six-month periods ended June 30, 2001 and 2000. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.



ARTHUR ANDERSEN LLP

New Orleans, Louisiana
August 15, 2001